Exhibit 99.1

Oragenics, Inc. Announces Notification of Noncompliance with Additional NYSE MKT Continued Listing Standard

June 9, 2017

TAMPA, Fla.— Florida-based biopharmaceutical company Oragenics, Inc. (NYSE:MKT – OGEN the “Company”) today announced receipt of notification from the NYSE MKT LLC (the “Exchange”) that the Company is not in compliance with the additional NYSE MKT continued listing standard s set forth in Section 1003(a)(i), Section 1003(a)(ii) and Section 1003(a)(iii) of the NYSE MKT Company Guide (the “Company Guide”). The Exchange also stated that the Company was below compliance with Section 1003(a)(i) since the Company’s reported stockholders’ equity as of March 31, 2017 was $1.18 million and the Company has net losses in two of the last three most recent fiscal years ended December 31, 2016. As previously reported on a Form 8-K filed on May 13, 2016, the Company was previously notified by NYSE MKT that the Company was not in compliance with the stockholders’ equity continued listing standards as set forth in Section 1003(a)(iii) of the Company Guide and as previously reported on a Form 8-K filed on June 23, 2016 the Company was again notified on June 21, 2016 that it was also not in compliance with Section 1003(a)(ii).

As previously reported on a Form 8-K filed on July 19, 2016, (i) the Company submitted a plan of compliance on June 10, 2016 addressing how it intends to regain compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the NYSE MKT Company Guide by November 10, 2017 and (ii) on July 14, 2016 the Company was notified by the NYSE MKT that the Company’s plan to regain compliance by November 10, 2017, was accepted subject to periodic review by the NYSE MKT for compliance with the initiatives set forth in the plan. If the Company is not in compliance with the continued listing standards by November 10, 2017, or if the Company does not make progress consistent with the plan during the plan period, the NYSE Regulation staff may initiate delisting proceedings as appropriate.

The Company’s common stock will continue to be listed on the NYSE MKT while it attempts to regain compliance with the listing standards noted, subject to the Company’s compliance with other continued listing requirements. The Company’s common stock will continue to trade under the symbol “OGEN,” but will have an added designation of “.BC” to indicate that the Company is not in compliance with the NYSE MKT’s listing standards. The NYSE MKT notification does not affect the Company’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material agreements.

About Oragenics, Inc.

We are focused on becoming a world leader in novel antibiotics against infectious disease and on developing effective treatments for oral mucositis. Oragenics, Inc. has established two exclusive worldwide channel collaborations with Intrexon Corporation, a synthetic biology company. The collaborations allow Oragenics access to Intrexon’s proprietary technologies toward the goal of accelerating the development of much needed new antibiotics that can work against resistant strains of bacteria and the development of biotherapeutics for oral mucositis and other diseases and conditions of the oral cavity, throat, and esophagus.

For more information about Oragenics, please visit www.oragenics.com.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’ s current views with respect to future events and performance. These forward-looking statements are based on management’ s beliefs and assumptions and information currently available. The words “ believe,” “ expect,” “ anticipate,” “ intend,” “ estimate,” “ project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, any inability to regain compliance with the Company Guide by November 10, 2017 which would result in the Company’s common stock being delisted by the Exchange; the risk that the Company could fail to meet other listing standards; the risk that the Exchange may initiate delisting proceedings which would result in the Company’s common stock being delisted by the Exchange, any inability to consummate the second closing of our previously announced private placement, any inability to raise capital in the future, and those other factors described in our filings with the U.S. Securities and Exchange Commission. Any responsibility to update forward-looking statements is expressly disclaimed.

Oragenics, Inc.

Corporate:

Michael Sullivan, 813-286-7900

Chief Financial Officer

msullivan@oragenics.com

or

Investor/Media Relations:

The Ruth Group

Tram Bui 646-536-7035

tbui@theruthgroup.com